Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 03:33 PM 04/17/2018 FILED 03:33 PM 04/17/2018 SR 20182759816 – File Number 2168713

Amendment to Amended and Restated Certificate of Incorporation of Delcath Systems, Inc.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

DELCATH SYSTEMS, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, the first paragraph of Article FOURTH of the Corporation’s amended and restate certificate of incorporation is amended so that the number of shares of common stock, par value $.01 per share which the Corporation shall be authorized to issue is 1,000,000,000.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective as of April 21, 2018 at 4:30 PM, New York City time.

IN WITNESS WHEREOF, DELCATH SYSTEMS, INC., has caused this certificate to be duly executed in its corporate name this 17th Day of April, 2018.

DELCATH SYSTEMS, INC.

/s/ Barbra Keck
Barbra Keck CFO